News Release

Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4996	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS FIRST QUARTER 2015 RESULTS

NASHVILLE, Tenn. (May 21, 2015) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended May 2, 2015.

Net sales for the 13 weeks ended May 2, 2015, increased 9.3% to $118.3 million compared with $108.3 million for the 13 weeks ended May 3, 2014. Comparable store sales for the first quarter of fiscal 2015, including e-commerce sales, increased 3.0% compared with a comparable store sales increase of 5.0% in the prior-year quarter. Kirkland’s opened one store and closed three during the first quarter, bringing the total number of stores to 342 at quarter end.

Net income for the 13 weeks ended May 2, 2015, increased 23% to $2.5 million, or $0.14 per diluted share. Adjusted net income for the 13 weeks ended May 2, 2015, increased 41% to $2.9 million, or $0.16 per diluted share. Adjusted net income for the first quarter of 2015 excludes a $0.02 per diluted share charge related to the retirement of the Company’s previous CEO. The Company reported net income of $2.1 million, or $0.12 per diluted share, for the 13 weeks ended May 3, 2014.

Mike Madden, Kirkland’s President and Chief Executive Officer, said, “We’re pleased with our sales and earnings growth for the quarter. Sales came in at the top end of our guidance range, and earnings exceeded our expectations driven by strong merchandise margins and expense leverage in stores and e-commerce. Weather and the West Coast port delays presented challenges in the quarter, but our teams executed extremely well.”

“We are encouraged by the current momentum in the business,” continued Mr. Madden. “Customer reaction to our assortments has been positive as indicated by strong conversion, and our real estate plans remain on track for the second half of the year. Our long-term confidence in the business is underscored by the announcement of a $1.50 per-share special dividend, made in a separate release this morning.”

Fiscal 2015 Outlook

Store Growth:
For the 52-week period ending January 30, 2016 (“fiscal
2015”), the Company expects to achieve approximately 8%
to 10% square footage growth with 35 to 40 new store
openings and 10 to 15 store closings. New store openings
are expected to be weighted toward the second and third
quarters of the year, and store closings are expected to
be spread evenly throughout the year.

Sales:
Total sales for fiscal 2015 are expected to increase
approximately 10% to 12% compared with fiscal 2014. This
level of sales performance would imply a comparable store
sales increase of approximately 3% to 5% for fiscal 2015.

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KIRK Reports First Quarter 2015 Results

May 21, 2015

Margin & Expenses:
The Company expects gross profit margin to remain
relatively flat year-over-year as a slight improvement in
the merchandise margin is expected to be offset by
increases in supply chain costs. Operating expenses are
expected to decrease as a percent of sales.

Earnings:
Based on the above assumptions, the Company now expects
adjusted fiscal 2015 earnings per diluted share to be in
the range of $1.18 to $1.23, excluding a $0.02 per diluted
share charge related to the retirement of the Company’s
previous CEO. The Company expects its full year tax rate
to be approximately 39%.

Cash Flow:
Capital expenditures in fiscal 2015 are estimated to range
between $27 million and $29 million compared with $30
million in fiscal 2014. Based on the above assumptions,
the Company expects to generate positive cash flow in
fiscal 2015 excluding the special dividend and share
repurchases.

Second Quarter Fiscal 2015 Outlook

The Company issued guidance for the second quarter ending August 1, 2015, for a loss of $(0.10) to $(0.13) per diluted share. Net sales are expected to be in the range of $115 million to $116 million with a comparable store sales increase in the range of 5% to 7%. Historically, the Company’s second quarter sales and margins are sequentially lower than the first quarter due to traffic patterns and typical promotional activity. We expect an unfavorable comparison to the second quarter of 2014 due to reversal of a shrinkage accrual in the year ago quarter, which provided a benefit to that quarter amounting to $0.02 per diluted share. Additionally, during the second quarter of 2015, the Company plans to open a net total of 14 stores versus four in the prior-year quarter, which will result in higher pre-opening expenses for the quarter.

Special Cash Dividend

The Company’s board of directors declared a special cash dividend of $1.50 per share on its common stock. The special dividend will be paid on June 19, 2015 to stockholders of record as of the close of business on June 5, 2015.

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, May 21, 2015, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 317-0790. A replay of the conference call will be available through Friday, May 29, 2015, by dialing (412) 317-0088 and entering the confirmation number, 10065466.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=102303 on May 21, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 342 stores in 35 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

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KIRK Reports First Quarter 2015 Results

May 21, 2015

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2015. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter 2015 Results

May 21, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	May 2,	May 3,
	2015	2014
Net sales	$118,310	$108,255
Cost of sales	70,647	65,653

Gross profit	47,663	42,602
Operating expenses:
Operating expenses	38,337	34,943
Depreciation	5,229	4,300

Operating income	4,097	3,359
Other expense (income), net	15	(13)

Income before income taxes	4,082	3,372
Income tax expense	1,553	1,317

Net income	$2,529	$2,055

Earnings per share:
Basic	$0.15	$0.12

Diluted	$0.14	$0.12

Shares used to calculate earnings per share:
Basic	17,238	17,308

Diluted	17,805	17,825

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KIRK Reports First Quarter 2015 Results

May 21, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
Current assets:
Cash and cash equivalents	$93,437	$99,138	$82,418
Inventories, net	58,291	55,775	50,702
Deferred income taxes	3,614	3,538	2,857
Other current assets	8,343	8,878	8,595

Total current assets	163,685	167,329	144,572
Property and equipment, net	88,433	90,992	82,768
Other assets	2,283	2,166	2,028

Total assets	$254,401	$260,487	$229,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,072	$24,705	$19,465
Income taxes payable	191	5,648	866
Other current liabilities	24,655	27,027	22,870

Total current liabilities	50,918	57,380	43,201
Non-current deferred income taxes	4,049	4,138	3,239
Deferred rent and other long-term liabilities	47,017	47,907	44,930

Total liabilities	101,984	109,425	91,370

Net shareholders’ equity	152,417	151,062	137,998

Total liabilities and shareholders’ equity	$254,401	$260,487	$229,368

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KIRK Reports First Quarter 2015 Results

May 21, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	13-Week	13-Week
	Period Ended	Period Ended
	May 2, 2015	May 3, 2014
Net cash provided by (used in):
Operating activities	$(616)	$221
Investing activities	(2,675)	(6,930)
Financing activities	(2,410)	77

Cash and cash equivalents:
Net decrease	(5,701)	(6,632)
Beginning of the period	99,138	89,050

End of the period	$93,437	$82,414

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